ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST/RELEASE

WHEREAS, Mobilepro Corp., a Delaware corporation (“Mobilepro Corp.” or “Assignee”), desires to purchase the remaining interest in Kite Broadband, LLC, a Mississippi limited liability company (“Kite Broadband”) that it does not currently own for an aggregate of 76,500,000 fully paid and nonassessable shares of restricted Mobilepro Common Stock subject to adjustment as follows (the “Total Acquisition Consideration”):

(a)  Adjustments in Total Acquisition Consideration at Closing.

(i)
If the Kite Broadband closing balance sheet dated January 31, 2006 shows positive Working Capital (as defined below), then an additional share of Mobilepro Corp. common stock will be added for each $0.174 of forty-nine percent (49%) of the Working Capital; or

(ii)
If the Kite Broadband January 31, 2006 closing balance sheet shows a Working Capital deficit, then there will be subtracted one share of Mobilepro common stock for each $0.174 of forty-nine percent (49%) of the Working Capital deficit.

(b)  Adjustments in Total Acquisition Consideration After Closing.

(i)
If the Reviewed Financial Statements for the period ending January 31, 2006 (as defined herein) reveals Working Capital less than the Working Capital revealed on the Closing Balance Sheet, the Total Acquisition Consideration shall be reduced by one share for each $0.174 of 49% of the reduction in Working Capital revealed on the Reviewed Financial Statements.

(ii)
If the Reviewed Financial Statements for the period ending January 31, 2006 reveals Working Capital more than the Working Capital revealed on the Closing Balance Sheet, the Total Acquisition Consideration shall be further increased by one share for each $0.174 of 49% of the additional Working Capital on the Reviewed Financial Statements.

“Working Capital” shall mean the difference between (x) the sum of Kite Broadband’s cash, inventory used in the installation and delivery of wireless internet access, 100% of accounts receivables of 30 days or less, 75% of accounts receivable of 45 days or less, and prepaid expenses and (y) all of Kite Broadband’s liabilities, including any deferred revenues of Kite Broadband, all determined in accordance with the United States generally accepted accounting principles on a consistent basis (“GAAP”).

WHEREAS, each Kite Broadband member as of the Closing who executes in favor of Mobilepro Corp. an assignment of limited liability company interest/release (“assignment and release”) (each a “Selling Member”) shall be entitled to its pro rata share of the Total Acquisition Consideration at Closing (as defined herein) as set forth in Exhibit “A”; provided that any adjustment for positive Working Capital shall be withheld and shall not be paid until such time as the final adjustment for Working Capital has been determined following the completion of the Reviewed Financial Statements (the “Holdback”).

WHEREAS, as a result of the proposed purchase by Mobilepro Corp., the Management and Employee Incentives as set forth in Section 3.05 of the Kite Broadband Operating Agreement will be triggered.

WHEREAS, upon satisfaction of the conditions precedent as provided in Section 3 hereof to Mobilepro Corp.’s obligations to accept and close the purchase of the Kite Broadband limited liability company units of the undersigned and the other Selling Members, immediately prior to the purchase by Mobilepro Corp., Kite Networks, Inc. and certain management members will be issued limited liability company units of Kite Broadband such that after the issuance of such units, the total issued and outstanding limited liability company units of Kite Broadband to be purchased by Mobilepro Corp. will be held of record as set forth in Exhibit “A” hereto.

WHEREAS, the undersigned and Mobilepro Corp. hereby acknowledges and agrees that the exchange described in Section 1 below is part of and being made pursuant to a plan of reorganization whereby (i) Kite Broadband will elect for federal income tax purposes to be treated as a corporation for its taxable year in which the exchange occurs, with its outstanding limited liability company units thus being treated as stock, and (ii) the Kite Broadband limited liability units owned by the Selling Members are exchanged for Mobilepro Corp. restricted common stock in a transaction intended to qualify as a reorganization within the meaning of Internal Revenue Code section 368(a)(1)(B), as amended.

NOW, THEREFORE, the undersigned agrees as follows in this assignment and release (the “assignment and release”):

Section 1.  Assignment. Upon acceptance of this assignment and release by Mobilepro Corp., by its execution hereof after satisfaction of the conditions precedent as set forth in Section 3 hereof, the undersigned, in exchange for the undersigned’s pro-rata share of the Total Acquisition Consideration in accordance with Exhibit “A” hereto does hereby assign, sell, transfer, convey, and set over to Mobilepro Corp. the number of limited liability company units of Kite Broadband, LLC as designated for the undersigned on Exhibit “A” hereto, standing in the name of the undersigned on the books of Kite Broadband and the undersigned does hereby constitute and appoint Geoffrey B. Amend, Esq. as attorney-in-fact to transfer such units on the books of Kite Broadband with full power of substitution in the premises. Effective upon the Closing (as defined herein), the Assignee shall thereafter be entitled to receive in connection with the assigned limited liability company units the share of the profits or other compensation by way of income to which the undersigned would otherwise be entitled, and to the return of the undersigned’s contribution to the capital of Kite Broadband. In connection with said assignment the undersigned does hereby waive any rights it has under Article XI of Kite Broadband’s Operating Agreement.

Effective upon the Closing (as defined herein) and receipt by the undersigned of its pro-rata share of the Total Acquisition Consideration, the undersigned hereby remises, releases and forever discharges Kite Broadband, Kite Broadband’s successors, assigns, directors, officers, members, managers, agents, employees, and administrators of and from all actions, causes of action, suits, proceedings, debts due, contracts, judgments, damages, claims and demands whatsoever at law or in equity which the undersigned may now have or may hereafter have for or by reason relating to its ownership in or employment by Kite Broadband at or prior to the Closing Date, but specifically excluding any rights it may have under this assignment and release all of which are retained.

Section 2.  Waiver. Effective on the Closing Date (as defined herein), the undersigned does hereby grant to Kite Broadband and Mobilepro Corp. the following acknowledgment and waiver in partial consideration for and as a condition of Mobilepro Corp., executing this Assignment and Release and acquiring the remaining Kite Broadband limited liability units not owned by Mobilepro from the Selling Members.

The undersigned acknowledges that the number of limited liability company units of Kite Broadband (other than those owned by Mobilepro Corp.) after the issuance of the limited liability company units of Kite Broadband pursuant to Section 3.05 of the Kite Broadband Operating Agreement and immediately preceding the acquisition by Mobilepro Corp. shall be as set forth on Exhibit “A” hereto. The undersigned, if he/she/it acquired any of its limited liability company units in Kite Broadband pursuant to Section 3.05 further acknowledges and understands that he/she/it has rights pursuant to Section 3.05 and Article XI of Kite’s Operating Agreement and by execution hereof, the undersigned hereby unconditionally and irrevocably waives any and all rights he/she/it now has or would acquire pursuant to Section 3.05 and Article XI of Kite Broadband’s Operating Agreement.

Section 3.  Conditions Precedent. Mobilepro Corp. shall be obligated to accept and execute this assignment, to deliver the Registration Rights Agreement as set forth in Exhibit “B” and to pay the pro-rata share of the Total Merger Consideration as provided herein to the undersigned upon the satisfaction or waiver (except that in no event may subparagraph (b) below be waived) no later than January 31, 2006 ( or such later date as Mobilepro Corp. in its sole discretion shall determine) of the following conditions:

(a)  Mobilepro Corp. shall have received a closing balance sheet and income statement dated as of January 31, 2006 for Kite Broadband.

(b)  Mobilepro Corp. shall have received duly executed and acknowledged assignment and releases from  such number of members of the Kite Broadband holders of limited liability company units as set forth in Exhibit “A”, that when combined with Mobilepro Corp.’s limited liability company units shall give Mobilepro Corp. from and after Closing more that 95% of the total combined issued and outstanding limited liability company membership units of Kite Broadband.

(c)  The shareholders of Kite Networks, Inc. shall have approved the Agreement and Plan of Merger with Mobilepro Corp. and Kite Acquisition Corp. and Kite Networks, Inc. and the parties must be ready to consummate the merger immediately following the Closing.

(d)  The board of directors of Mobilepro Corp. shall have approved the transactions contemplated herein.

Mobilepro Corp. shall execute this assignment and deliver the portion of the Total Acquisition Consideration (less the Holdback) to be paid to the undersigned by Mobilepro Corp. within one business day after the conditions set forth above are satisfied (such date referred to herein as the “Closing” or “Closing Date”) and to deliver the portion to which the undersigned is entitled, if any, of the Holdback within five (5) business days of the date that the final Working Capital adjustment is made as set forth hereinabove based on the final Reviewed Financial Statement, which shall in no event be later than July 31, 2006.

Section 4.  Registration Rights Agreement. By execution hereof, the undersigned does hereby agree to the terms and conditions of the Registration Rights Agreement as if a party thereto and agrees to be bound thereby from and after the Closing. Mobilepro Corp., by execution hereof, does hereby agree to execute the Registration Rights Agreement in the form attached as Exhibit “B” as of the Closing.

Section 5.  Reviewed Financial Statements.

(a)  At the sole cost and expense of Mobilepro Corp., promptly after the Closing Date, the certified public accountant of Mobilepro Corp. shall be provided with access to the books and records and financial information of Kite Broadband and shall review the balance sheet and statement of income and cash flows for the period ending January 31, 2006 (the “Reviewed Financial Statements”) by May 15, 2006. The Reviewed Financial Statements shall (a) be prepared based on the books and records of Kite Broadband, (b) fairly present the financial condition of Kite Broadband at the date therein indicated and the results of operation for the period therein specified and (c) be prepared in accordance with GAAP.

(b)  In the event that Jerry Sullivan as representative for the Selling Members of Kite Broadband (“Unitholder Representative”) disagrees with the accuracy of the Reviewed Financial Statements, the Unitholder Representative shall deliver a written notice of disagreement (“Dispute Notice”) within fifteen (15) business days of its receipt of the Reviewed Financial Statements (the “Review Period”) setting forth in reasonable detail the basis for such dispute. If the Unitholder Representative does not deliver a Dispute Notice within the Review Period, then the Reviewed Financial Statement shall be final and binding on the parties, effective as of the first business day following the Closing Date. In the event the Unitholder Representative delivers to Mobilepro Corp. a Dispute Notice in a timely manner, then Mobilepro Corp. and the Unitholder Representative shall attempt in good faith to resolve such dispute within ten business (10) days from the date of the Dispute Notice. If Mobilepro Corp. and the Unitholder Representative cannot reach an agreement within such ten business (10) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to mediation in accordance with the rules of the American Arbitration Association (“AAA”) should the total amount in dispute not exceed $120,000.00. In the event that the amount in dispute exceeds $120,000.00, then in such event the dispute shall be submitted to arbitration under the rules of the AAA governing commercial disputes. The arbitration shall take place in the State of Mississippi before a single neutral arbitrator. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains essential findings and conclusions on which the decision is based. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The undersigned does hereby appoint Jerry Sullivan as its Unitholder Representative to represent it in all matters related to the resolution of any dispute related to the Reviewed Financial Statements.

Section 6.  Execution in Counterparts. This assignment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this assignment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this assignment.

[Remainder of page left blank intentionally]

In witness whereof, the undersigned has executed this assignment and release having full power and authority so to do on the day and year as set forth below to be effective as of the Closing Date.

Dated as of January ____, 2006.

[Print name of member as it appears on Exhibit "A"]

[signature of member]

STATE OF	)
)ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this ____ day of January 2006, by _______________________.

Notary Public

My appointment expires:

AGREED TO AND ACCEPTED:

MOBILEPRO CORP.

By:

Title:

Date: January ____, 2006

EXHIBIT “A”

Kite Broadband Unit Holder List (other than Mobilepro Corp.)
immediately prior to the Closing Date

Unit Holder Name	Number of Units	Percentage of Total Merger Consideration Entitled to at Closing

EXHIBIT “B”

Registration Rights Agreement